USA Technologies Announces Record Fiscal Year 2007 First Quarter Revenue

Revenue Grows 47%, Gross Profit up 95%, Profit Margins Improve to 31% versus Fiscal Year 2006 First Quarter.

MALVERN, Pa, November 13, 2006 -- USA Technologies (OTC Bulletin Board: USAT) announced today record revenue for its fiscal year 2007 first quarter ended on September 30, 2006. USA Technologies reported revenue totaling $2,008,897, an increase of 47% over revenue of $1,363,886 for the corresponding period of the prior fiscal year. Gross profit was $615,536, an increase of 95% over gross profit of $314,927 for the three months ended September 30, 2005. Gross margin improved to 31% in the quarter ended September 30, 2006, compared to 23% in the corresponding period of the prior fiscal year.

The Company expects to drive continued increased sales growth, and expects to announce further customer news in the near term.

The 47% increase in revenue was largely due to accelerating sales of the Company's e-Port® cashless payment product and strong sales of its EnergyMiser® energy management solutions. Total e-Port revenue for the quarter totaled approximately $909,000, an increase of 159% over total e-Port revenue of approximately $351,000 for the corresponding period of the prior fiscal year.

“Our record growth in sales was influenced by the recent launch of our e-Port® Generation Six (G6), the world's first cashless and contactless payment solution for vending machines,” said George R. Jensen, Jr., Chairman and Chief Executive Officer, USA Technologies. “The e-Port G6 integrates new radio frequency contactless card capability with traditional mag-swipe card technology. The first 1,000 vending machines equipped with the G6 were jointly deployed in Philadelphia by MasterCard, the Coca-Cola Bottling Company of Philadelphia, and USA Technologies,” said Mr. Jensen.

"During the quarter we also further reduced the cost of manufacturing the e-Port G6 helping improve our cost competitiveness. More recently, Bank of America confirmed that it was evaluating the e-Port as the technology platform for radio frequency cashless payment devices in vending machines.”

Some highlights of the first fiscal quarter include:

  Growing sales of EnergyMiser energy management technology, led by the installation of 600 VendingMisers at Fort Hood Army Garrison, Texas, the largest military base in America. The U.S. Coast Guard also began installing EnergyMisers on bases in San Francisco and Oakland.
  Growing interest in the EnergyMiser product line by the utility market, Federal, State and City Governments. Wisconsin Focus on Energy was the latest energy utility to offer rebates to customers who purchased the technology. The State of Arizona was the latest State Government to install EnergyMisers, while the States of California, New York, and Pennsylvania are considering and/or planning to implement the technology. Fifteen cities in the South Bay Cities Council of Governments, in California, also embarked on an EnergyMiser installation program.
  Growing portfolio of patents. The Company added three more patents, two for cashless vending and one for energy management for a total of 65 patents issued.
  Opening up new markets, driven by e-Port technology. e-Port credit card payment devices are operating new intelligent vending machines in the hospitality industry, security industry and photo kiosk markets.
  Business Express sales milestone: In the quarter, USA Technologies marked the sale of the one-hundredth PC Express® wall mounted business center services, less than nine months after it was first launched, exceeding sales expectations.

“USA Technologies has entered a period of strong growth supported by growing operating margins,” said Mr. Jensen. “The Company has aggressive plans in place to capture a significant share of the $44 billion vending market, and further drive its leadership in energy management, online laundry services, and unattended business center services.”

About USA Technologies:

USA Technologies is a leader in the networking of wireless non-cash transactions, associated financial/network services and energy management. USA Technologies provides networked credit card and other non-cash systems in the vending, commercial laundry, hospitality and digital imaging industries. USA Technologies is an IBM Business Partner. The Company has marketing agreements with Cingular Wireless, Honeywell, Blackboard, and ZiLOG Corporation. For further information on USA Technologies, please visit www.usatech.com

Statement under the Private Securities Litigation Reform Act:

With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including but not limited to, the ability of the Company to increase revenues in the future due to the developing and unpredictable markets for its products, the ability to achieve a positive cash flow, the ability to obtain orders for its products, the ability to obtain new customers and the ability to commercialize its products, which could cause actual results or revenues to differ materially from those contemplated by these statements.